Exhibit 99.1

CONTACTS:	Arctic Cat Inc.	PadillaCRT
	Christopher Eperjesy	Shawn Brumbaugh
	Chief Financial Officer	shawn.brumbaugh@padillacrt.com
	ceperjesy@arcticcat.com	612-455-1754
763-354-1791

Arctic Cat Reports Fiscal 2016 Fourth-Quarter and Full-Year Results

Fourth-quarter net sales of $121.4 million, up 22.7 percent over prior-year quarter;

Quarterly net loss of $1.30 per share versus prior-year loss of $1.66 per share;

Continued progress made on strategies to reposition company;

Approximately $20 million operating cash flow generated in fiscal 2016 fourth quarter;

Revolving bank agreement extended and increased to $130 million, up from $100 million;

Fiscal 2016 full-year net loss of $0.71 per share on net sales of $632.9 million;

Company provides fiscal 2017 outlook

MINNEAPOLIS, May 12, 2016 – Arctic Cat Inc. (NASDAQ: ACAT) today reported a net loss of $16.9 million, or $1.30 per share, on net sales of $121.4 million for the fiscal 2016 fourth quarter ended March 31, 2016. In the prior-year quarter, Arctic Cat® reported a net loss of $21.5 million, or $1.66 per share, on net sales of $98.9 million.

Christopher Metz, Arctic Cat’s president and chief executive officer, stated: “Our fourth-quarter sales rose versus the prior-year quarter, but fell short of our expectations. A stronger fourth-quarter turnaround was hampered by lack of snowfall that constrained snow-related sales, ongoing foreign currency headwinds and a softening powersports market. A competitive retail environment also led to higher spending than planned on promotional programs, particularly in ATVs and ROVs, which reduced earnings in the quarter.”

The company’s key strategies to reinvigorate growth include: dramatically improving Arctic Cat’s dealer network; ramping up end-user focused new products; pursuing strategic partnerships; and creating a brand marketing powerhouse.

Commenting further, Metz said: “In the fourth quarter, the company continued to execute well on our strategies. We further strengthened and expanded our dealer base. We activated sales through important marketing sponsorships and our new event marketing team. And we continued to maintain tight inventory control to allow a return to greater wholesale and retail growth of new products in fiscal 2017.”

Fourth-Quarter Operating Review

Arctic Cat’s fiscal 2016 fourth-quarter net sales of $121.4 million rose 22.7 percent compared to prior-year sales of $98.9 million. Unfavorable foreign currency exchange reduced net sales by

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approximately 2.0 percent. Contributing to increased year-over-year sales were new 2017 early-year model ATV/ROV product shipments to dealers. At the same time, Arctic Cat succeeded in decreasing total inventory by $12.4 million, or 8.2 percent, versus the prior-year quarter, despite a softer marketplace and the lack of snow to spur snowmobile sales.

Gross profit in the fiscal 2016 fourth quarter was essentially flat compared to the prior-year quarter, chiefly due to increased sales volumes, improved absorption and manufacturing productivity, partially offset by unfavorable foreign currency exchange impact. Unfavorable foreign currency exchange rates reduced gross profit by approximately $2.4 million, or $0.11 per share. Operating loss in the fiscal 2016 fourth quarter was $27.5 million versus an operating loss of $29.0 million in the same quarter last year.

Arctic Cat ended the fiscal 2016 fourth quarter with cash and cash equivalents totaling $17.7 million at March 31, 2016, compared to $40.3 million a year ago, and no long-term debt. The company continued to make investments in the business to lay the foundation for future growth and to improve efficiency.

Business Line Results

Snowmobiles – Snowmobile sales in the fiscal 2016 fourth quarter rose 42.9 percent to $7.5 million versus $5.3 million in the prior-year quarter. Commented Metz: “We have experienced two consecutive years of low snowfall that negatively impacted snowmobile sales at the retail and wholesale level, as well as unfavorable foreign currency exchange rates. However, at our March dealer show, we launched one of our most exciting snowmobile lines in years, with many award-winning models. We are well positioned for retail growth when snow conditions improve.”

Arctic Cat has ramped up its end-user focused new products and introduced a larger snowmobile lineup for the 2017 model year. The company entered an all-new category with the lightweight and agile SVX 450™ snow bike, the industry’s first purpose-built OEM snow bike which will meet all snowmobile certification standards. Arctic Cat also released the industry’s most powerful turbo engine in several new 9000 Series models, including the new Arctic Cat ZR® Thundercat®. In addition, the 2017 Arctic Cat ZR 8000 RR™ was voted “Best in Class” by a leading industry magazine. The 2017 line demonstrates Arctic Cat’s commitment to deliver the ultimate off-road riding experience for customers.

ATVs/ROVs – Sales of Arctic Cat’s all-terrain vehicles (ATVs) and side-by-side recreational off-highway vehicles (ROVs) in the fiscal 2016 fourth quarter totaled $92.2 million, up 38.0 percent from prior-year sales of $66.8 million. The increased sales reflect shipments of Arctic Cat’s new 2017 early-year ATV/ROV models in February 2016, as part of Arctic Cat’s aggressive new product development plans. These new 2017 models include the versatile and powerful HDX™ Crew six-passenger utility vehicle and the Alterra™ TRV® with 2-up passenger seating.

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Commented Metz: “We are making good progress on implementing our new product roadmap. Within the current 2017 fiscal year, we expect to launch the first of these industry-leading new products.”

Parts, Garments & Accessories – Sales of parts, garments and accessories (PG&A) in the fiscal 2016 fourth quarter were down 19.3 percent to $21.7 million versus $26.8 million in the prior-year quarter. The decline is primarily attributable to lower sales of snow-related items, stemming from low snowfall in key regions, and unfavorable foreign currency exchange rate movements.

Financing Agreement

Arctic Cat amended its senior secured revolving credit agreement in March 2016, which it uses for letters of credit, working capital needs and general corporate purposes. The amendment extended and increased the company’s prior senior secured revolving credit agreement to allow borrowing up to $130.0 million during May through November and up to $75.0 million during all other months of the year. The new agreement is scheduled to expire in March 2021. No borrowings from the line of credit were outstanding at March 31, 2016 and 2015.

New Market Tax Credits

In February 2016, Arctic Cat received $4.4 million of net cash from a qualified New Market Tax Credit transaction related to the company’s investments at its manufacturing facility in Thief River Falls, Minnesota. In exchange for substantially all of the tax benefits of the transaction, a bank contributed $5.3 million to the project. Proceeds received in exchange for the tax credits are expected to be recognized in earnings after seven years, offset by $0.9 million of transaction costs related to structuring the arrangement.

Fiscal 2016 Results

For the full year ended March 31, 2016, Arctic Cat reported a net loss of $9.2 million, or $0.71 per share, on net sales of $632.9 million. Full-year net sales include an unfavorable foreign currency impact that reduced net sales by approximately $31.5 million, or $1.31 per share. Fiscal 2016 operating expenses included $7.6 million, or $0.31 per share, of foreign currency hedge gains. In fiscal 2015, Arctic Cat reported net earnings of $4.9 million, or $0.38 per diluted share, on net sales of $698.8 million. Full-year 2015 net sales included an unfavorable foreign currency impact that reduced net sales by approximately $18.1 million, or $1.10 per diluted share, and offsetting foreign currency exchange gains of $1.8 million, or $0.11 per share.

Arctic Cat Reports Fiscal 2016 Fourth-Quarter Results – Page 4

Fiscal 2017 Full-Year Outlook

Commenting on the company’s outlook, Metz stated: “We face continued challenges in fiscal 2017, with a soft powersports marketplace and foreign currency headwinds. We will continue to pursue our long-term strategies to: improve and expand our dealer network; develop revenue and margin expansion from new products; secure partnerships that extend our distribution channels and product mix; and create a brand marketing powerhouse. We have made progress in each of these areas and expect to build further momentum going forward. We will continue to balance the investments needed for revenue and margin growth with a keen focus on improving our efficiency in a difficult macroeconomic environment.”

For the fiscal year ending March 31, 2017, Arctic Cat estimates full-year net sales in the range of $635 million to $655 million, assuming a favorable foreign currency exchange impact on sales and gross profit in the range of $2 million to $5 million pre-tax. The company expects fiscal 2017 full-year net earnings to range from a loss of $0.39 per share to earnings of $0.08 per diluted share. Foreign currency exchange headwinds in fiscal 2017, primarily driven by the year-over-year impact of foreign currency exchange hedge losses, are estimated to reduce net earnings in the range of $0.42 to $0.53 per diluted share compared to fiscal 2016. For the prior fiscal 2016 full year, the loss per share totaled $0.71 on net sales of $632.9 million.

Arctic Cat expects that its fiscal 2017 net sales will be down 8 percent to 12 percent in the first half of the year, as the company continues efforts to improve dealer inventory and prepares to launch new products. The company anticipates its fiscal 2017 sales and earnings performance will be lowest in the first quarter. Arctic Cat expects stronger financial results in the second half of the year to be driven by new product launches that will begin in the fiscal 2017 third quarter, with the majority of new products to be launched in the fiscal 2017 fourth quarter.

Arctic Cat’s fiscal 2017 financial outlook includes the following assumptions:

•	ATV/ROV wholesale sales flat to up mid-single digits; snowmobile sales down low single digits; and PG&A sales flat to up mid-single digits;

•	Positive foreign currency impact on sales and gross profit for the full year in the range of $2 million to $5 million pre-tax, assuming a Canadian dollar at $1.29, compared to an average rate in fiscal 2016 of $1.31;

•	Negative foreign currency exchange hedge losses for the full year in the range of $4 million to $6 million, versus foreign currency exchange hedge gains of $7.6 million in fiscal 2016, are expected to result in a net year-over-year increase in operating expenses of $12 million to $14 million. The company estimates that 60 percent to 70 percent of the net Canadian dollar exposure is hedged at an average rate of $1.34 in fiscal 2017;

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•	Gross margin in the range of approximately 17.5 percent to 18.5 percent;

•	R&D expense of approximately 4.5 percent of sales, as the company continues to ramp up its investment in end-user focused new products; and

•	Capital expenditures in the range of $30 million to $40 million.

Added Metz: “Our focus over the next year is to continue to rebuild and reposition the company for a return to long-term growth. We are confident in our strategic plans to turn the business around. Despite the challenges, we see tremendous opportunities to improve the company’s operations, expand gross margins and enhance financial performance over time. We remain excited about Arctic Cat’s long-term future.”

Conference Call

A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the conference call by phone, dial 800-768-6569 in the U.S. and Canada, or 785-830-7992 internationally. The conference ID number is 3907024. A telephone replay will be available until Thursday, May 19, 2016, at 888-203-1112. To access the live webcast or webcast replay, go to www.arcticcat.com, investors, and click on the webcast icon.

About Arctic Cat

The Arctic Cat brand is among the most widely recognized and respected in the recreational vehicle industry. The company designs, engineers, manufactures and markets all-terrain vehicles (ATVs), side-by-sides and snowmobiles, in addition to related parts, garments and accessories under the Arctic Cat® and Motorfist® brand names. Arctic Cat Inc. is headquartered in Minneapolis, Minnesota. Its common stock is traded on the NASDAQ Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The company’s Annual Report, as well as the Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, the company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements including statements related to our fiscal 2017 outlook, business strategy, strategic partnerships, performance opportunities, expected inventory reductions, product introductions and demand, expected expenses, market position, and the impact of foreign currency exchange rates. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth

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in the company’s Annual Report on Form 10-K for the year ended March 31, 2015, under heading “Item 1A. Risk Factors” and factors described in the company’s subsequent filings with the Securities and Exchange Commission. The company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL RESULTS FOLLOW

Arctic Cat Reports Fiscal 2016 Fourth-Quarter Results – Page 7

ARCTIC CAT INC.

Financial Highlights

($ in thousands, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
Statements of Operations:	2016	2015	2016	2015
Net Sales
Snowmobile and ATV/ROV units	$99,684	$72,060	$534,600	$584,873
Parts, garments and accessories	21,673	26,843	98,295	113,883

Total net sales	121,357	98,903	632,895	698,756
Cost of Goods Sold
Snowmobile and ATV/ROV units	105,795	82,460	476,194	505,383
Parts, garments and accessories	15,625	17,789	66,034	73,924

Total cost of goods sold	121,420	100,249	542,228	579,307

Gross Profit (Loss)	(63)	(1,346)	90,667	119,449
Operating Expenses
Selling and marketing	10,694	8,844	43,714	39,656
Research and development	7,701	5,878	27,162	24,341
General and administrative	9,045	12,888	36,005	48,914

Total operating expenses	27,440	27,610	106,881	112,911

Operating Profit (Loss)	(27,503)	(28,956)	(16,214)	6,538
Other Income (Expense)
Interest income	2	7	15	25
Interest expense	(148)	(7)	(848)	(353)

Total other expense	(146)	—	(833)	(328)

Earnings (Loss) Before Income Taxes	(27,649)	(28,956)	(17,047)	6,210
Income Tax Expense (Benefit)	(10,744)	(7,431)	(7,860)	1,290

Net Earnings (Loss)	$(16,905)	$(21,525)	$(9,187)	$4,920

Net Earnings (Loss) Per Share
Basic	$(1.30)	$(1.66)	$(0.71)	$0.38

Diluted	$(1.30)	$(1.66)	$(0.71)	$0.38

Weighted Average Shares Outstanding:
Basic	13,032	12,947	12,995	12,926

Diluted	13,032	12,947	12,995	13,089

	March 31,
Selected Balance Sheet Data:	2016	2015
Cash and cash equivalents	$17,730	$40,253
Accounts receivable, net	35,760	25,067
Inventories	140,007	152,443
Total assets	317,894	315,411
Total current liabilities	124,030	122,089
Long-term debt	—	—
Shareholders’ equity	167,391	180,372

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	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
Product Line Data:	2016	2015	Change	2016	2015	Change
Snowmobiles	$7,526	$5,265	42.9%	$258,788	$300,731	(13.9)%
ATV/ROV	92,158	66,795	38.0%	275,812	284,142	(2.9)%
Parts, garments and accessories	21,673	26,843	(19.3)%	98,295	113,883	(13.7)%

Total net sales	$121,357	$98,903	22.7%	$632,895	$698,756	(9.4)%

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